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                                                                    EXHIBIT 4.4


                         REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of __________________________, 1999 (the "Effective Date") by and
between PCQUOTE.COM, INC., a Delaware corporation (the "Company"), and HYPERFEED TECHNOLOGIES, INC., a Delaware corporation.

                                R E C I T A L S

     WHEREAS, the Company and Holder (as defined below) have entered into that certain Contribution and Separation Agreement (the "Separation Agreement") dated as of the date hereof, which provides, among other things, that Holder shall contribute certain assets to the Company in exchange for (i) all of the capital stock of the Company and (ii) the assumption of certain liabilities of Holder;

     WHEREAS, pursuant to a Pre-Incorporation Subscription Agreement dated as of March 18, 1999, Holder received 1,000 shares of the Common Stock of the Company, par value $0.01 per share;

     WHEREAS, as a condition to Holder agreeing to enter into the Separation Agreement, the Company has agreed to grant Holder certain registration rights with respect to the Registrable Shares (as defined below);

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Holder hereby, intending to be legally bound by the terms hereof, agree as follows:

     SECTION 1.     DEFINITIONS.  For purposes of this Agreement:

          (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

          (b) The term "Registrable Securities" means the shares of Common Stock received by Holder pursuant to the Separation Agreement; and

          (c) The term "Holder" means HyperFeed Technologies, Inc., as the original holder of the Registrable Securities and any transferee of the Registrable Securities.

     SECTION 2. COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes at any time to register (including for this purpose (i) a registration effected by the Company for Holders other than

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Holder, and (ii) a registration of an initial public offering where Holders other than Holder are registering securities) any of its stock or other securities under the Act in connection with the public offering whether or not for its own account of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give Holder written notice of such registration. Upon the written request of Holder given within twenty days after mailing of such notice by the Company, the Company shall cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     SECTION 3. DEMAND REGISTRATION. In case the Company shall, at any time after an initial public offering of the Company's securities, receive from Holders holding 30% or more of the outstanding Registrable Securities a written request (provided that while the Holders shall have an unlimited number of demand registration rights, such rights may be exercised no more than twice per year during any periods in which the Company is not permitted to file registration statements on behalf of the Holders on Form S-3 or any similar short-form registration statement or any successor or similar forms) that the Company effect a registration and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, the Company will promptly notify each other Holder (if any) of such request and will:

          (a) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution, in accordance with such plan of distribution or method of sale as Holder notifies the Company, of all or such portion of a Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder of registration rights joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
Section 3: (1) if the Company has effected a registration of its securities within the preceding 6 months (other than registration statements on Form S-3 (or any similar short-form registration statement) or any successor or similar forms or any registration statement relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with an acquisition by the Company of another company); (2) if the Company shall furnish to Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its Holders for such registration to be effected at such time and setting forth the general reasons for such judgment, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than 60 days after receipt of the request of Holder under this Section 3; PROVIDED, HOWEVER, that the Company shall not utilize this right more than once in any twelve-month period; or (3) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and,

          (b) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered promptly after receipt


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of the request or requests of Holder, and in any event within 30 days of receipt of such request.

The Holders who hold a majority of the Registrable Securities requested to be registered under this Section 3 may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request (but not the registration statement), without liability (except as set forth in Section 7 hereof), by providing a written notice to the Company revoking such request.

The Company shall have the right to select the underwriters (if any) for any registration pursuant to this Section 3, subject to the approval of such selection by the Holders of a majority of the Registrable Securities requested to be registered (which approval by such Holders shall not be unreasonably withheld).

     SECTION 4. OBLIGATIONS OF THE COMPANY. In the event that the Company is to effect the registration of any Registrable Securities pursuant to
Section 2 or 3 hereof, the Company shall promptly:

          (a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days, or such shorter period as is required to dispose of all securities covered by such registration statement; PROVIDED, that if after any registration statement requested pursuant to Section 3 becomes effective (i) such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court solely due to the actions or omissions to act of the Company and (ii) less than 50% of the Registrable Securities included in such registration have been sold thereunder, such registration statement shall be at the sole expense of the Company and shall not be counted as a registration which may be requested pursuant to
Section 3.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by Holder.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general


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consent to service of process in any such states or jurisdictions or to agree to any restrictions as to the conduct of its business in the ordinary course thereof.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Holder shall also enter into and perform its obligations under such underwriting agreement.

          (f) Notify Holder at any time when a prospectus relating to Registrable Securities of Holder covered by such registration statement is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (g) Furnish, at the request of Holder, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Holder.

     SECTION 5. AVAILABILITY OF RULE 144. Notwithstanding anything in the Separation Agreement or this Statement of Registration Rights to the contrary, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to Section 2 or 3, if application of Rule 144 would allow Holder requesting a registration under Section 2 or 3 to dispose of the Registrable Securities for which a registration is demanded within a single 90-day period.

     SECTION 6. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holder shall furnish to the Company such information regarding itself as a Holder, the Registrable Securities held by Holder, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     SECTION 7. EXPENSES. The Company shall bear and pay all expenses (other than underwriting discounts and commissions) incurred in connection with any registration, filing or qualification of Registrable Securities, including (without limitation) all registration, filing, and


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qualification fees, legal (not to exceed one law firm for the Holders of all
Registrable Securities), printers and accounting fees relating thereto, and the cost of any reasonable fees or disbursements of counsel for Holder (the "Expenses"); provided that, in the event that the Company has previously complied with a request by the Holders for a demand registration during any periods in which the Company is not permitted to file registration statements on behalf of the Holders on Form S-3 or any similar short-form registration statement or any successor or similar forms ("Long-form Periods"), the Holders requesting a demand registration shall bear and pay all Expenses for subsequent demand registrations during any Long-form Periods. The Company shall not be liable for registration expenses in connection with a registration that shall not have become effective due to a revocation by the Holders requesting such registration under this Section 3. In such event, the obligation to pay the registration expenses in connection with such revoked registration shall be due and payable by the Holders who initially requested and revoked such registration, and such expenses shall be borne by them in proportion with the number of shares of Registrable Securities requested by them to be registered.

     SECTION 8.     UNDERWRITING REQUIREMENTS.

          (a) In connection with any registrations in which Registrable Securities have a right to be included pursuant to Section 2 hereof and which involves an underwriting of securities being issued by the Company, the Company shall not be required, under Section 2 hereof, to include any of Holder's securities in such underwriting unless Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering, the securities so included to be apportioned pro rata among the selling Holder and other shareholders holding contractual registration rights according to the total amount of securities entitled to be included herein owned by each selling Holder or in such other proportions as shall mutually be agreed to by Holder and each other selling Holder.

          (b) If a requested registration pursuant to Section 3 involves an underwritten offering and the total amount of securities (including securities which the Company may request to be included) requested to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities which the underwriters believe will not jeopardize the success of the offering, the securities so included to be apportioned pro rata among the selling Holder and, if securities remain unapportioned, such remaining securities to be sold by the Company. If at lease 50% of the Registrable Securities requested to be registered by the Holders are not included in such registration, then the Holders may request that the Company effect an additional registration under the Act of all or part of the Holders' Registrable Securities in accordance with the provisions of Section 3, and the Company shall effect, and pay the registration expenses in connection with, such additional registration requested pursuant to this Section 8.

     SECTION 9. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement filed by the Company:


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          (a)       The Company will indemnify and holder harmless Holder, its officers, directors, partners, and agents, any underwriter (as defined in the Act) for Holder and each person, if any, who controls, is controlled by or is under common control with any such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, expense, or liabilities (joint or several) asserted by a third party to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, expense, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse Holder, any of its officers, directors, partners, or agents, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person.

          (b) Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company with the meaning of the Act, any underwriter and any other shareholder selling securities in such registration statement or any of its directors or officers or any person who controls such shareholder, against any losses, claims, damages, expense, or liabilities (joint or several) asserted by a third party to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such shareholder or director, officer or controlling person may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, expense, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Holder expressly for use in connection with such registration; and Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other shareholder, officer, director, or controlling person, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the obligations of Holder hereunder shall be limited to an amount equal to the net proceeds (equal to the offering price less expenses and underwriting


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commissions and discounts) to such Holder of Shares sold as contemplated herein. Notwithstanding the foregoing, the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld.

          (c)       Promptly after receipt by an indemnified party under this
Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

     SECTION 10. REPORTS UNDER THE 1934 ACT. With a view to making available to Holder the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Commission that may at any time permit Holder to sell securities of the Company to the public without registration the Company will endeavor to:

          (a) make and keep public information available, as those terms are understood and defined in Commission Rule 144;

          (b) take such action as is necessary to enable Holder to utilize an abbreviated registration statement for the sale of its Registrable Securities;

          (c) file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to Holder, so long as Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Commission Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.


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     SECTION 11.    ASSIGNMENT OF REGISTRATION RIGHTS.  The rights to cause the
Company to register Registrable Securities pursuant to this Agreement may be assigned by Holder to a permitted transferee or assignee of all of the Registrable Securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

     SECTION 12.    GENERAL PROVISIONS.

          (a) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

          (i)       if to the Company, at:

                    PCQuote.com, Inc.
                    300 South Wacker Drive, Suite 300
                    Chicago, IL  60606
                    Attention:  Andrew Peterson

          (ii)      if to Holder, at:

                    HyperFeed Technologies, Inc.
                    300 South Wacker Drive, Suite 300
                    Chicago, IL  60606
                    Attention:  John Juska

          (iii) If to any other Holder, at such Holder's respective address as set forth in the Company's share register.

Any party hereto (and such party's permitted assigns) may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or five days after when deposited in the mail in the manner set forth above.


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          (b)       Entire Agreement.  This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

          (c) Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, and any Holder (and /or any of their permitted successors or assigns) affected by such amendment or waiver. In the event the rights of a Holder are sought to be waived, then the Holders of a majority of the Registrable Securities owned by such Holders may waive such rights on behalf of all of such other Holders.

          (d) Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          (f) Third Parties. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          (g) Successors And Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

          (h) Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PCQUOTE.COM, INC.,                      HYPERFEED TECHNOLOGIES, INC.,
A DELAWARE CORPORATION                  A DELAWARE CORPORATION


By:  ____________________________        By: ________________________________
     Timothy K. Krauskopf,                   John Juska,
     its President                           its Chief Financial Officer








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